Exhibit 10.1

AMENDMENT TO

UNITIL CORPORATION TAX DEFERRED SAVINGS AND INVESTMENT PLAN

WHEREAS, Unitil Corporation (the “Employer”) heretofore adopted the Unitil Corporation Tax Deferred Savings and Investment Plan (the “Plan”); and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Employer desires to amend the Plan to permit eligible employees to make designated Roth contributions under the Plan, allow Roth rollovers and In-Plan Roth Conversions; to increase the automatic cash-out limit to $5,000; to change the default beneficiary should a beneficiary not be designated by a Participant; to change the definition of Disability; and to increase the automatic enrollment percentage to six percent (6%) for Participants who enter the Plan on or after April 1, 2019;

NOW, THEREFORE, the Plan is hereby amended, as of April 1, 2019, as follows:

1.	Section 1.7 of the Plan is hereby amended by deleting it in its entirety and by substituting the following therefor:

“1.7 “DISABILITY” shall mean a “permanent and total” disability incurred by a Participant while in the employ of the Employer. For this purpose, a Participant shall be deemed “Disabled” if he is entitled to receive disability benefits under Social Security and/or he is determined by the carrier of the Employer’s long-term disability plan to be entitled to benefits under the Employer’s long-term disability plan.”

2.	Section 4.1(a) of the Plan is hereby amended by deleting it in its entirety and by substituting the following therefor:

“(a)

Elections. A Participant may elect to contribute a portion of his Compensation for a Plan Year on a pre-tax basis and/or in the form of designated Roth contributions. The amount of a Participant’s Compensation contributed in accordance with the Participant’s election shall be withheld by the Employer from the Participant’s Compensation on a ratable basis throughout the Plan Year. Elective deferrals contributed to the Plan as one type, either as a pre-tax or a Roth contribution, may not later be reclassified as the other type. The amount deferred on behalf of each Participant shall be contributed by the Employer to the Plan and allocated to the portions of the Participant’s Account consisting of pre-tax contributions and/or Roth contributions, as the case may be. No contributions other than Roth contributions, and properly attributable earnings will be credited to the Participant’s Roth account, and gains, losses and other credits or charges will be allocated on a reasonable and consistent basis to such account.

The Plan shall maintain a record of the amount of Roth contributions in each Participant’s Roth account.

Each Participant may elect to contribute in the aggregate from one percent (1%) to eighty-five percent (85%) of such Participant’s Compensation as a pre-tax and/or designated Roth contribution.

Notwithstanding the provisions of this Section 4.1(a) to the contrary and solely with respect to Participants covered by a collective bargaining agreement, such Participants may elect to defer a portion of their Compensation for a Plan Year as a pre-tax and/or designated Roth contribution in accordance with Appendix A, attached hereto.

Notwithstanding the foregoing, any Employee not included in a unit of Employees covered by a collective bargaining agreement between the Employer and Employee representatives (“Non-union Participant”), who elected to opt-out of the Employer’s defined benefit plan as of January 1, 2010, and/or upon first becoming eligible to participate in the Plan pursuant to Section 3.1 (including those rehired) on and after January 1, 2010 and before April 1, 2019, who fails to affirmatively make any deferral election (including an election to contribute zero percent (0%) of his Compensation to the Plan) within the time prescribed by the Administrator, shall be deemed to have elected to defer three percent (3%) of his Compensation as a pre-tax contribution (“deemed elective deferral”). Effective April 1, 2019, any Participant who first becomes eligible to participate in the Plan pursuant to Section 3.1 (including those rehired) on and after April 1, 2019, who fails to affirmatively make any deferral election (including an election to contribute zero percent (0%) of his Compensation to the Plan) within the time prescribed by the Administrator, shall be deemed to have elected to defer six percent (6%) of his Compensation as a pre-tax contribution (“deemed elective deferral”).

At least thirty (30) days and no more than ninety (90) days, prior to the beginning of each Plan Year, the Administrator shall provide each Employee eligible to participate in the Plan with notice in writing in a manner calculated to be understood by the average eligible Employee, or through an electronic medium reasonably accessible to such Employee, of the deemed elective deferral, his right to receive the amount of the deemed elective deferral in cash and his right to increase or decrease his rate of elective deferrals, and how deemed elective deferrals will be invested in the absence of the Employee’s investment instructions. The Administrator shall also provide each such Employee a reasonable period to exercise such right before the date on which the cash is currently available. During the ninety (90) day period ending with the day an Employee becomes eligible to participate in the Plan, the same notice shall be provided to that Employee.

Non-union Participants who elected to opt-out of the Employer’s defined benefit plan as of January 1, 2010 and/or who are first eligible to participate in the Plan (including those rehired) on or after January 1, 2010, shall be enrolled in the Plan’s “Managed Savings” feature unless they elect to opt out of such feature. As of the January 1st of each Plan year, such Non-union Participants shall have their rate of elective deferral contributions automatically increased by one percent (1%). The rate of elective deferral contributions shall be further increased by an additional one percent (1%) per year as of each subsequent January 1st. Notwithstanding the above, a Participant shall not have his rate of elective deferral contributions automatically increased beyond ten percent (10%). All other Participants in the Plan may elect to participate in the “Managed Savings” feature of the Plan described in this paragraph by making an election pursuant to procedures established by the Administrator. A Participant’s election to participate in the “Managed Savings” feature shall remain in place until the Participant revokes such election.”

3.	Section 4.3 of the Plan is hereby amended by deleting subsections (1), (2), (3) and (4) thereof in their entirety and by substituting the following therefor:

“(1)	a qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions and including designated Roth contributions under Section 402A of the Code;

(2)	an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions and including designated Roth contributions under Section 402A of the Code;

(3)

an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, excluding after-tax employee contributions and including designated Roth contributions under Section 402A of the Code; and

(4)	an individual retirement account which was used solely as a conduit from a qualified plan described in Section 401(a) of the Code.”

4.	Paragraph Section 7.1(b) is hereby amended by deleting it in its entirety and by substituting the following therefor:

“(b)	provided the Participant’s vested Account exceeds $5,000, in partial payments, subject to procedures established by the Administrator and subject to the provisions of this Article Seven; or”

5.	Section 7.2 is hereby amended by deleting it in its entirety and by substituting the following therefor:

“7.2 TIME OF COMMENCEMENT OF BENEFIT PAYMENTS. Subject to the following provisions of this Section, unless the Participant elects otherwise, distribution of the Participant’s vested Account shall be made or commence no later than the sixtieth (60) day after the later of the close of the Plan Year in which: (a) the Participant attains age sixty-five (65) (or Normal Retirement Date, if earlier), (b) occurs the tenth (10th) anniversary of the year in which the Participant commenced participation in the Plan, or (c) the Participant severs employment with the Employer. Distribution shall not be made to a Participant without his consent (and spouse’s consent, if required) if his vested Account exceeds $5,000 and such Account is immediately distributable (within the meaning of Section 1.411(a)-11(c)(4) of the IRS Regulations).

Notwithstanding the foregoing, a Participant’s Account may be frozen to prevent the Participant from taking withdrawals, loans and/or distributions from his Account in accordance with the Plan’s qualified domestic relations order procedures.

Moreover, if the Participant’s vested Account does not exceed $5,000, the Participant’s entire vested Account shall be normally distributed to the Participant (or, in the event of the Participant’s death, his Beneficiary) in a lump-sum payment as soon as administratively practicable following the date the Participant retires, dies or otherwise terminates employment with the Employer. However, if the Participant does not elect to have such automatic distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in accordance with Section 7.1, then the Plan Administrator shall pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.

A Participant who is not vested in any portion of his Account shall be deemed to have received distribution of his Account as of the end of the Plan Year following the Plan Year in which he terminates employment with the Employer.

In no event shall distribution of the Participant’s vested Account be made or commence later than the April 1st following the end of the calendar year in which the Participant attains age seventy and one-half (70 1⁄2), or, except for a Participant who is a five percent (5%) owner of the Employer (within the meaning of Section 401(a)(9)(C) of the Code), if later, the April 1st following the calendar year in which the Participant retires from employment with the Employer (the “required beginning date”).

Notwithstanding the provisions of Section 7.1, in the event distribution is required to be made while the Participant is employed by the Employer or to a terminated Participant, the Participant may elect to receive the minimum amount required to be distributed pursuant to the provisions of Section 401(a)(9) of the Code and the regulations thereunder.”

6.	Section 7.6 of the Plan is hereby amended by deleting it in its entirety and by substituting the following therefor:

“7.6 DESIGNATION OF BENEFICIARY. Each Participant shall designate a Beneficiary in a manner acceptable to the Administrator to receive payment of any death benefit payable hereunder if such Beneficiary should survive the Participant. However, no Participant who is married shall be permitted to designate a Beneficiary other than his spouse, unless the Participant’s spouse has signed a written consent witnessed by a notary public, which provides for the designation of an alternate Beneficiary.

Subject to the above, Beneficiary designations may include primary and contingent Beneficiaries, and may be revoked or amended at any time in similar manner or form, and the most recent designation shall govern. A designation of a Beneficiary made by a Participant shall cease to be effective upon his marriage or remarriage. In addition, a spousal Beneficiary designation shall cease to be effective upon written notification to the Administrator of the divorce of the Participant and such spouse. In the absence of an effective designation of Beneficiary, or if no designated Beneficiary is surviving as of the date of the Participant’s death, any death benefit shall be paid to the surviving spouse of the Participant, or, if no surviving spouse, to the Participant’s estate. Notification to Participants of the death benefits under the Plan and the method of designating a Beneficiary shall be given at the time and in the manner provided by regulations and rulings under the Code.

In the event a Beneficiary survives the Participant but dies before receipt of all payments due that Beneficiary hereunder, any benefits remaining to be paid to the Beneficiary shall be paid to the Beneficiary’s estate.”

7.	Section 7.9 is hereby added to the Plan to read as follows:

“7.9 IN-PLAN ROTH CONVERSIONS. Effective April 1, 2019, a Participant may elect to transfer amounts from his vested non-Roth Account to his Roth account under the Plan in accordance with Section 402A(c)(4) of the Code and regulatory guidance and procedures established by the Administrator. The Plan will maintain such records as are necessary for the proper reporting of in-plan Roth conversions.”

8.	The first paragraph of Section 10.1 of the Plan is hereby amended by adding the following sentence at the end thereof:

“For Plan Years beginning after 2018, distribution of Excess Elective Deferrals for a year shall be made first from any pre-tax contributions made under Section 4.1, then from the portion of the Participant’s vested account consisting of any “designated Roth contributions” made under Section 4.1, unless the Participant specifies otherwise in accordance with the rules and procedures established by the Administrator.”

9.	Section 10.2(a) of the Plan is hereby amended by deleting the third sentence thereof in its entirety and replacing it with the following:

“For purposes of the “actual deferral percentage test” described below, (i) such deferred amounts must be made before the last day of the twelve (12)-month period immediately following the Plan Year to which the contributions relate, and (ii) the deferred amounts relate to Compensation that (A) would have been received by the Participant in the Plan Year but for the Participant’s election to make deferrals, (B) is attributable to services performed by the Participant in the Plan Year, or (C) is contributed in the form of “designated Roth contributions” pursuant to Section 402A of the Code, and, but for the Participant’s election to make deferrals, would have been received by the Participant within two and one-half (2 1⁄2) months after the close of the Plan Year.”

10.	Section 10.2(b)(4) of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

“(4)

Accounting for Excess Contributions. Excess contributions shall be distributed from that portion of the Participant’s Account attributable to such deferred amounts as follows: first from any pre-tax contributions made under Section 4.1, then from any “designated Roth contributions” made under Section 4.1, unless the Participant specifies otherwise in accordance with the rules and procedures established by the Administrator.”

11.	Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed on the 24th day of April, 2019.

UNITIL CORPORATION

By:	/s/ Thomas P. Meissner, Jr.
Thomas P. Meissner, Jr.
Chairman, Chief Executive Officer and President